Exhibit 23.3

CONSENT OF TR RAPONI CONSULTING LTD.

In connection with the i-80 Gold Corp. Current Report on Form 8-K dated September 21, 2026 (the “Form 8-K”), the undersigned consents to:

i.

the filing and use of the technical report summary titled “SEC Technical Report Summary Pre-Feasibility Study Granite Creek, Humboldt County, NV” dated September 21, 2026, with an effective date of March 31, 2026 (the “Granite Creek Mine 1300 Report”) as referenced in the Form 8-K;

ii.

the use of and reference to their name, including their status as an expert or “qualified person”, (as described in Subpart 1300 of Regulation S-K promulgated by the Securities and Exchange Commission), in connection with the Granite Creek Mine 1300 Report, the Form 8-K, the Registration Statement on Form S-8 (File No. 333-280725) (the “Form S-8 Registration Statement”) and the Registration Statements on Form S-3, as amended and supplemented (File Nos. 333-286531 and 333-287243) (together with the Form S-8 Registration Statement, “Registration Statements”); and

iii.

any extracts or summaries of the Granite Creek Mine 1300 Report included or incorporated by reference in the Form 8-K or the Registration Statements and the use of any information derived, summarized, quoted or referenced from the Granite Creek Mine 1300 Report, or portions thereof, that was prepared by them, that they supervised the preparation of, and/or that was reviewed and approved by them, that is included or incorporated by reference in the Form 8-K and which is incorporated by reference in the Registration Statements.

Date: September 21, 2026

TR Raponi Consulting Ltd.

By:	/s/ Tommaso Roberto Raponi
Name:	Tommaso Roberto Raponi
Title:	President